EXHIBIT 3.47

Jacobs Dakota Works, LLC

Operating Agreement

This Operating Agreement (this “Agreement”) is entered into this 7th day of June 2006, by and between Jacobs Dakota Works, LLC (the “Company”), and Jacobs Entertainment, Inc., a Delaware corporation (the “Member”).

For good and valuable consideration, the parties, intending legally to be bound, agree as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Colorado Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the General Manager.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company subject to this Agreement.

“CSOS” means the Colorado Secretary of State.

“General Manager” is the Person designated as such in Section V.

“Member” means Jacobs Entertainment, Inc. and any Person who subsequently is admitted as a member of the Company.

“Membership Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Membership Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

Section II

Formation and Name: Office; Purpose; Term

2.1. Organization. The Member has organized the Company pursuant to the Act.

2.2. Name of the Company. The name of the Company shall be “Jacobs Dakota Works, LLC.”  The Company may do business under that name and under any other name or names upon which the General Manager selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.

2.3. Purpose. The purpose of the Company is to engage in any lawful business.

2.4. Term. The term of the Company began upon the acceptance of the Articles of Organization by the CSOS and shall continue in existence in perpetuity, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5. Principal Office. The principal office of the Company in the State of Colorado shall be located at 17301 W. Colfax Ave., Suite 250, Golden, Colorado 80401 or at any other place which the General Manager selects.

2.6. Resident Agent. The name and address of the Company’s resident agent in the State of Colorado shall be Samuel E. Wing, Esq., located at 1625 Broadway, Sixteenth Floor, Denver, Colorado 80202.

Section III

Member; Capital; Capital Accounts

3.1. Initial Capital Contributions. Upon the execution of this Agreement, the Member shall contribute to the Company a lease and option agreement with a cost to the Member of approximately $500,000.

3.2. Additional Capital Contributions. The Member shall not be required to contribute any additional capital to the Company, and shall have no personal liability for any obligation of the Company.

3.3. No Interest on Capital Contributions. The Member shall not be paid interest on its Capital Contribution.

3.4. Return of Capital Contributions. Except as otherwise provided in this Agreement, the Member shall not have the right to receive the return of any Capital Contribution.

3.5. Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV

Profit, Loss, and Distributions

4.1. Distributions of Cash Flow and Allocations of Profit or Loss.

4.1.1. Profit or Loss. All Profit and Loss shall be allocated to the Member.

4.1.2. Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Member no later than seventy-five (75) days after the end of the taxable year, or at such other time as the General Manager shall determine.

4.2. Liquidation and Dissolution.

4.2.1. If the Company is liquidated, the assets of the Company, after payment of all liabilities, shall be distributed to the Member.

4.2.2. The Member shall not be obligated to restore any “negative capital account.”

4.3. General.

4.3.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the General Manager.

4.3.2. The General Manager is hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code; provided, however,

that no amendment shall materially affect distributions to the Member without the Member’s prior written consent.

Section V

Management: Rights, Powers, and Duties

5.1. Management.

5.1.1.       General Manager. The Company shall be managed by a General Manager, who may, but need not, be the Member. Jacobs Entertainment, Inc. is hereby designated to serve as the initial General Manager.

5.1.2.       General Powers. The General Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, for Company purposes, the power to:

5.1.2.1. acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

5.1.2.2. construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

5.1.2.3. sell, dispose, trade, or exchange Company assets in the ordinary course of the Company’s business;

5.1.2.4. enter into agreements and contracts and to give receipts, releases, and discharges;

5.1.2.5. purchase liability and other insurance to protect the Company’s properties and business;

5.1.2.6. borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

5.1.2.7. execute or modify leases with respect to any part or all of the assets of the Company;

5.1.2.8. prepay, in whole or in part, refinance, amend, modify, or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages or deeds of trust;

5.1.2.9. execute any and all other instruments and documents which may be necessary or in the opinion of the General Manager desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

5.1.2.10. make any and all expenditures which the General Manager, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting, and other related expenses incurred in connection with the organization, financing, and operation of the Company;

5.1.2.11. enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company; and

5.1.2.12. invest and reinvest Company reserves in short-term instruments or money market funds.

5.1.3.       Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, the General Manager shall not undertake any of the following without the approval of the Members:

5.1.3.1. any sale of all or substantially all of the assets of the Company;

5.1.3.2. the Company’s lending more than $10,000 of its money on any one occasion;

5.1.3.3. the admission of additional members to the Company; and

5.1.3.4. the Company’s engaging in business in any jurisdiction which does not provide for the registration of limited liability companies.

5.2. Meetings of and Voting by Members. A meeting of the Member and the General Manager may be called at any time by either the Member or the General Manger. The Member may also act by written consent.

5.3. Personal Services.

5.3.1.       The Member shall not be required to perform services for the Company solely by virtue of being a Member. Unless approved by the General Manager, the Member shall not perform services for the Company or be entitled to compensation for services performed for the Company.

5.3.2.       Unless approved by the Member, the General Manager shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the General Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4. Duties of Parties.

5.4.1.       A General Manager elected pursuant to this Operating Agreement shall perform his or her duties as a manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Person who so performs his duties shall not have any liability by reason of being or having been a General Manager of the Company.

5.4.2.       In performing his duties, a General Manager shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

5.4.2.1. one or more employees or other agents of the Company whom the General Manager reasonably believes to be reliable and competent in the matters presented;

5.4.2.2. any attorney, public accountant, or other person as to matters which the General Manager reasonably believes to be within such person’s professional or expert competence; or

5.4.2.3. a committee upon which he does not serve, duly designated in accordance with a provision of the Articles of Organization of the Company or this Agreement, as to matters within its designated authority, which committee the General Manager reasonably believes to merit confidence.

5.5. Liability and Indemnification.

5.5.1.       The General Manager shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the General Manager within the scope of the authority conferred on the General Manager by this Agreement, except for actions or omissions constituting fraud, gross negligence, or an intentional breach of this Agreement or applicable law.

5.5.2.       The Company shall indemnify the General Manager for any act performed by the General Manager within the scope of the authority conferred on the General Manager by this Agreement, except for actions or omissions constituting fraud, gross negligence, or an intentional breach of this Agreement or applicable law. The Company shall promptly notify the Member whenever the General Manager has been so indemnified by the Company.

5.6. Power of Attorney.

5.6.1.       Grant of Power. The Member constitutes and appoints the General Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

5.6.1.1. one or more articles of organization;

5.6.1.2. all documents (including amendments to articles of organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

5.6.1.3. any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Colorado or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Colorado;

5.6.1.4. one or more fictitious or trade name certificates; and

5.6.1.5. all documents which may be required to dissolve and terminate the Company and to cancel its articles of organization.

5.6.2.       Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Membership Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

Section VI

Transfer of Interests and Withdrawals of Members

6.1. Transfers.

6.1.1.       The Member may freely Transfer all or any portion of or any interest or rights in his/her/its Membership Rights or Membership Interest.

6.1.2.       The Transfer of a Membership Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Rights, if any, and the transferee of the Membership Interest shall have no right to become a Member or exercise any Membership Rights other than those specifically pertaining to the ownership of a Membership Interest unless otherwise agreed by remaining Members holding a majority of Membership Interests.

6.2.          Amendment to Operating Agreement. Upon transfer of Membership Rights if less than all of the Membership Rights, the Member and the transferee shall adopt such amendments to this Operating Agreement in order to facilitate the taxation of the Company as a partnership for purposes of state and federal income tax laws.

Section VII

Dissolution, Liquidation, and

Termination of the Company

7.1. Events of Dissolution. The Company shall be dissolved upon the written election of the Member.

7.2. Liquidating Trustee. If the Company is dissolved, the General Manager shall act as liquidating trustee. The General Manager shall liquidate and reduce to cash the assets of the Company as promptly as is consistent with obtaining a fair value therefor and, unless otherwise required by law, shall apply and distribute the proceeds of liquidation, as well as any other Company assets, first, to the payment of creditors of the Company, including the Member in his/her/its capacity as a creditor, in satisfaction of the liabilities of the Company, then to the Member.

7.3. Filing of Statement of Dissolution. If the Company is dissolved pursuant to Section 7.1, the General Manager shall promptly file a Statement of Dissolution with the CSOS.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The General Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records. The General Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s registered office for inspection and copying at the reasonable request, and at the expense, of the Member during ordinary business hours. Without limiting any of the foregoing, the General Manager shall keep or cause to be kept at the registered office the following:

8.2.1.       A current listing of the full name and last known business, residence, or mailing address of the Member and each General Manager, both past and present;

8.2.2.       A copy of the articles of organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

8.2.3.       Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

8.2.4.       Copies of any currently effective Agreement, copies of any writings regarding contributions of members or members’ liability therefor, and copies of any financial statements of the Company for the three most recent years; and

8.2.5.       A statement prepared and certified as accurate by the General Manager which describes the amount of cash and a description and statement of the agreed value of the other property or services contributed by the Member.

8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the General Manager, subject to the requirements and limitations of the Code.

8.4. Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the General Manager shall cause to be sent to the Member: a report summarizing the fees and other remuneration paid by the Company to the Member, the General Manager, or any Affiliate in respect of the taxable year. In addition, within seventy-five (75) days after the end of each taxable year of the Company, the General Manager shall cause to be sent to the Member that tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year. At the request of the Member, and at the prepared by independent accountants for the period requested by the Member.

8.6. Tax Elections. The General Manager shall not have the authority to make any Company elections under the Code.

8.7. Title to Company Property. All real and personal property acquired by the Company shall be held and owned, and conveyance made, by the Company in its name.

Section IX

General Provisions

9.1. Assurances. The Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the General Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the General Manager. A notice must be addressed to the Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Member and the Company. It supersedes all prior written and oral statements, agreements or understandings, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

9.4. APPLICABLE LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW, NOT THE LAW RELATING TO CONFLICTS OF LAWS, OF THE STATE OF COLORADO.

9.5. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.7. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Colorado or any Colorado State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.8. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.9. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

JACOBS DAKOTA WORKS, LLC By: Jacobs Entertainment, Inc. its General Manager
	By:	/s/ Stephen R. Roark
	Name:	Stephen R. Roark
	Title:	CFO

SOLE MEMBER:	Jacobs Entertainment, Inc.

	By:	/s/ Stephen R. Roark
	Name:	Stephen R. Roark
	Title:	CFO